Exhibit 99.1

NEWS RELEASE

ELPIDA AND RAMBUS SIGN PATENT LICENSE AGREEMENT

SUNNYVALE, Calif. – December 6, 2010 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies, today announced that it has renewed their patent license agreement with Elpida Memory, Inc. (Elpida, TSE: 6665), Japan’s leading global supplier of Dynamic Random Access Memory (DRAM).  This agreement covers Elpida’s range of memory products including SDR, DDR, DDR2, DDR3, LPDDR, LPDDR2, GDDR3 and GDDR5 DRAM.

“We are extremely pleased to have licensed another one of the top three memory companies.  This agreement continues our licensing momentum and renews a winning partnership that has produced best-in-class memory solutions for customers,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus.  “Elpida’s customers now have the full benefit of licensed products using our patented innovations to enrich the consumer experience of electronic systems.”

In addition to its leadership in industry-standard DRAM products, Elpida ships the world’s fastest memory device, the 7.2Gbps XDR™ DRAM, based on the Rambus XDR memory architecture.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com